Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Brent D. Willis (“Employee”) and New Age Beverages Corporation (the “Company”), effective as of May 8, 2020 (the “Effective Date”). For convenience, Employee and the Company together may be referred to as the “Parties” or each individually as a “Party.”

RECITALS

A. The Company is in the business of manufacturing and distributing organic and natural healthy beverages and other lifestyle products (the “Business”).

B. Employee is an experienced employee with considerable skill and expertise valuable to the success of the Company.

C. The Company desires to employ Employee, and Employee wishes to provide Employee’s services to the Company, subject to the terms and conditions set forth in this Agreement.

D. During employment with the Company, Employee will have access to the Company’s and its Affiliates’ (as defined herein) confidential, proprietary and trade secret information. It is desirable and in the best interests of the Company to protect the confidential, proprietary and trade secret information of the Company and its Affiliates, to prevent unfair competition by former employees of the Company following separation of their employment with the Company and to secure cooperation from former employees with respect to matters related to their employment with the Company.

E. Employee acknowledges that Employee’s receipt of benefits under this Agreement depends on, among other things, Employee’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation, and other covenants contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1. Employment. Subject to the foregoing and all terms and conditions hereof, as of the Effective Date, the Company will employ Employee, and Employee will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment and Renewal. Subject to the other provisions of Sections 2 and 8 below, the term of Employee’s employment with the Company pursuant to this Agreement shall be for the period commencing on the Effective Date and ending on January 1, 2023. The period of time between the Effective Date and the termination of Employee’s employment hereunder shall be referred to herein as the “Term.” The Term shall be renewed thereafter on an annual basis for a one-year term beginning January 1, 2023 to January 1, 2024, and for each successive year thereafter, unless one Party provides to the other Party a written notice not to renew the Term of employment on or before one hundred eighty (180) days before the commencement of the renewal period or (ii) the Employee has reached age 65, in which case the Agreement shall terminate automatically unless the parties agree otherwise.

3. Position and Duties.

(a) Position with the Company. While employed, Employee shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). As the Chief Executive Officer, Employee shall: (i) manage the day-to-day affairs and operations of the Company and each of its subsidiaries; (ii) have all of the duties and powers customarily associated with the office of the Chief Executive Officer of a significant business enterprise; and (iii) perform such responsibilities as the Board may assign to him from time-to-time, which will be consistent with his position.

(b) Performance of Duties and Responsibilities. While Employee is employed by the Company hereunder, Employee will serve the Company and its Affiliates faithfully and to the best of his ability and will devote his full time, attention and efforts to the business of the Company and its Affiliates. Employee will follow and comply with applicable policies and procedures adopted by the Board or the Company or management from time-to-time, including without limitation, policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets. Employee must not accept other employment or engage in other material business activity that conflicts with Employee’s duties to the Company, except as approved in writing by the Board, but may participate in charitable and personal investment activities, including sitting on boards of charitable organizations and one board of a private or public company, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder. The Board’s approval of Employee’s participation in any such activities will not be unreasonably withheld. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

4. Compensation.

(a) Base Salary. Employee’s base salary shall be $650,000 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes. The Base Salary of $650,000.00 per annum shall be subject to annual review beginning on or about January 1, 2021. In January of each year, the Compensation Committee of the Board of Directors (or the full Board of Directors, if there is no Compensation Committee) will determine if a salary increase is warranted for Employee.

(b) Annual Short-Term Incentives. In January of each year, the Compensation Committee of the Board of Directors shall establish the criteria for the payment of an incentive bonus to Employee with respect to the then current or completed fiscal year (the “Performance Bonus”), based on overall Company performance and outlook. The Performance Bonus will be based on a percentage of Base Salary, with target bonus at 1 times Base Salary. This bonus will be paid annually no later than March 15th of the year following the year in which the Targets were achieved. All bonuses are subject to overall Company performance and Board or the Compensation Committee of the Board approval.

(c) Annual Long-Term Incentives. Employee shall be eligible to participate in the Company’s plan, the Employee’s equity grant will be determined by the Board of Directors each year, in its sole discretion.

(d) Benefits, Perquisites, and Continuation of Existing Plans. Employee shall be entitled to participate in all of the Company’s specific benefit plans made generally available to the employees and at the level of the senior executives of the Company, subject to eligibility and in accordance with the terms of such plans. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(e) Expenses. While Employee is employed by the Company hereunder, the Company shall reimburse Employee for all reasonable out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s normal policies and procedures for the Senior Executives of the Company for expense pre-approval and verification, documentation and reimbursement. In no event shall any such expense reimbursement in compliance with policy be paid later than two-and-a-half months after the end of the calendar year in which the expense was incurred.

(f) Vacation. Employee shall be entitled to five (5) weeks of vacation with pay annually. Such vacation shall be taken at a time acceptable to the Company with regard to its operations. Unused vacation will be paid out upon termination.

5. Confidential Information.

(a) “Confidential Information” means all non-public or proprietary information relating to the Company’s business or that of any Company customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form); databases; algorithms; processes; designs; prototypes; methodologies; reports; specifications; information regarding products sold, distributed or being developed by the Company; information regarding the Company’s current and developing technology; information regarding customers, prospective customers, clients, business contacts, prospective and executed contracts and subcontracts; marketing and/or sales plans; or any other plans and proposals used by the Company in the course of its business; and any non-public or proprietary information regarding the Company or the Company’s present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

(b) Employee’s Use of Confidential Information. Employee will, at all times during and after Employee’s employment with the Company, maintain the confidentiality of the Confidential Information. Employee will not, without Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Employee’s work on the Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Company unless such person or entity is authorized by the Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Company or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to Employee is and will remain the Company’s property or the property of the Company customer to which they belong. Notice is hereby provided that Employee is immune from criminal and civil liability under state and federal trade secret law if Employee discloses trade secrets: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal and Employee does not disclose the trade secret except as allowed (if at all) pursuant to a court order.

(c) Former Employers’ Confidential Information. Employee will not improperly use or disclose to the Company, or to any Company employee, agent or contractor, any confidential or proprietary information (including unpublished patent applications or invention disclosures) belonging to any former employer of Employee or to any other person or entity to whom/which Employee owes a duty of non-disclosure.

(d) Return of Company Information, Material and Property. Upon request of the Company or upon termination (whether voluntary or involuntary), Employee will immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, computer equipment or other computer media in Employee’s possession or under his control. Employee will also immediately return any car in his possession or under his control that is owned by the Company. In addition, Employee will return any materials that contain or are derived from Confidential Information or are connected with or relate to Employee’s services to the Company or any of its customers.

(e) Permitted Communications. Employee understands that nothing in this Agreement is intended to prevent Employee from responding to a subpoena or other court order, from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, or from participating in an investigation conducted by a governmental agency.

6. Company Inventions.

(a) Definition of Company Inventions. “Company Inventions” means all ideas, methodologies, processes, trademarks and service marks, trade secrets, copyrights, patents, inventions, discoveries and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during Employee’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s Business (as defined below), technology, products, software, or services; (ii) work or research performed for the Company by Employee or any other Company officer, employee, agent, contractor or subcontractor; (iii) the use of the Company’s products, technology, equipment, software, or time; or (iv) access to Confidential Information belonging to the Company or a Company customer.

(b) Disclosure of Company Inventions. Whether upon the Company’s request or voluntarily, Employee will promptly disclose to the Company, or its designee, all Company Inventions that Employee has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Company Invention, or any aspect of such Company Invention, has been described, committed to writing, or reduced to practice, in whole or part, by any other person. At all other times, Employee will treat any Company Invention as Confidential Information, as that term is defined in Section 5(a) above.

(c) Assignment and Disclosure of Inventions. Employee hereby assigns to the Company all right, title and interest to all Company Inventions, which will be the sole and exclusive property of the Company, whether or not subject to patent, copyright, trademark or trade secret protection. Employee also acknowledges that all original works of authorship that are made by Employee (solely or jointly with others), within the scope of Employee’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such works, by operation of law, cannot be “works made for hire,” Employee hereby assigns to the Company all right, title, and interest in and to such works and to any related copyrights. The consideration for such assignment and the assistance provided in this Section 6(c) is the normal compensation due Employee by virtue of Employee’s service to the Company. Employee will also disclose to the Chief Executive Officer of the Company all inventions made, discovered, conceived, reduced to practice, or developed by Employee, either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which results, in whole or in part, from Employee’s prior employment by the Company. Such disclosures will be received by the Company in confidence to the extent such inventions are not assigned to the Company pursuant to this Section 6(c).

(d) Additional Instruments. Employee will promptly execute, acknowledge and deliver to the Company all additional instruments or documents that the Company determines at any time to be necessary to carry out the intentions of this Section 6. Furthermore, whether during or after Employee’s employment with the Company, Employee will promptly perform any acts deemed necessary or desirable by the Company, at the Company’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of a Company Invention. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Section 6(d), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Company Inventions and improvements thereto with the same legal force and effect as if executed by Employee.

(e) Pre-existing Inventions. Employee will retain all right, title and interest in and to inventions that Employee created and owned prior to Employee’s service to the Company, if any, as listed on Schedule 1. If Schedule 1 is left blank, Employee concedes that no such pre-existing inventions exist. Employee will promptly disclose and hereby assigns to the Company any modifications or improvements to such inventions that are developed during his employment with the Company, which will become Company Inventions in accordance with this Section 6. Sections 6(a), 6(b), 6(c), and 6(d) shall not apply to any inventions listed on Schedule 1 and no such invention shall become a Company Invention.

7. Non-Competition and Non-Solicitation Covenants.

(a) Non-Competition. In order to protect the Company’s Confidential Information and trade secrets, which would cause irreparable harm to the Company if disclosed to a competitor, Employee covenants and agrees that during Employee’s employment with the Company and for one (1) year thereafter or the duration of the Severance 9 (i), whichever is greater (the “Restricted Period”), Employee will not, directly or indirectly, engage or participate in any business activity or enterprise, whether as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, independent contractor, joint venturer, agent, advisor, or otherwise that competes with the Company or any Affiliate of the Company in the Healthy Beverages Market (sports and performance beverages, energy drinks, RTD teas, enhanced fruit drinks, soy beverages, and enhanced water), skin care, or health supplements (the “Company’s Business”) or engages in any services or other activity (or any substantially similar service, activity or line of business) that competes or interferes with the Company’s Business, has resulted, or threatens imminently to result in the disclosure or use of the Company’s Confidential Information in the Company’s Business (the “Restricted Business”). For purposes of this Section 7, the applicable geographical area of the Restricted Business is anywhere in the United States or any other area in which Employee knows, or reasonably should know, the Company or any Affiliate of the Company (as defined below) conducts the Restricted Business, including, but not limited to, any business that the Company or any Affiliate of the Company is actively engaged in or interested in pursuing, as of the Termination Date (the “Restricted Area”).

(b) Non-Solicitation. Employee covenants and agrees that during the term of employment and 24 months thereafter, Employee will not on behalf of himself or directly or indirectly through another person or entity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise):

(i) solicit, divert, take away, or otherwise attempt in any manner to solicit, divert, or take away, the business of any customer, supplier, or other business relation of the Company or any of its Affiliates, that Employee knows, or reasonably should know, is a customer, supplier, or other business relation of the Company, for a purpose that is related to a Restricted Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company or any of its Affiliates (including, without limitation, inducing such person or entity to cease doing business with the Company or any of its Affiliates, or making any negative statements or communications about the Company or any of its Affiliates); or

(ii) solicit or induce to leave the Company (either on Employee’s behalf or on behalf of any other person) any person who Employee knows, or reasonably should know, is then an employee, consultant or contractor of the Company or any of its Affiliates or who was an employee, consultant or contractor of the Company or any of its Affiliates (with respect to the Company’s or any of its Affiliates’ business) at any time during the six-month period immediately preceding termination of Employee’s employment with the Company, if applicable; provided, however, the restrictions in this Section 7(b)(ii) shall not apply to: (a) any contractors or consultants who or which has provided services to the other person or entity prior to the Termination Date; or (b) any individual whose employment was previously terminated by the Company or any Affiliate of the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company or any Affiliate of the Company.

(c) Permitted Ownership. Nothing herein shall prohibit Employee from: (i) being a passive owner of not more than 2% of the outstanding stock of any class of securities of any person or entity listed on a national securities exchange which is engaged in a Restricted Business, so long as Employee has no active participation in the Restricted Business of such person or entity and does not serve on the board of directors or similar body of such person or entity; or (ii) performing any services to the Company or its subsidiaries or that are otherwise permitted hereunder.

(d) Reasonable Restrictions. Each of Employee and the Company hereby agrees and acknowledges that the Company’s Business is global in nature and therefore the geographic restrictions imposed by the non-competition and non-solicitation covenants set forth in Sections 7(a) and 7(b) are reasonable, necessary and appropriate in light of the nature of the Company’s Business.

(e) Agreement to Modify. If the duration or scope of, or any business activity covered by, any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Employee hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(f) Remedies. Employee acknowledges and affirms that a breach of Section 7(a) or 7(b) by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. Accordingly, Employee agrees that in the event of any actual or threatened breach of such provisions, the Company and its Affiliates shall (in addition to any other remedies which they may have) be entitled to enforce their rights and Employee’s obligations under this Section 7 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary or permanent injunctive relief, or other equitable relief, or a combination of such forms of relief, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7. In no circumstance shall the Company be entitled to obtain from the court equitable relief in the form of a Restricted Period exceeding one (1) year. The prevailing Party in such a proceeding shall be entitled to recover his or its attorneys’ fees and costs from the other Party for the same.

8. Termination of Employment.

(a) Employee’s employment with the Company under this Agreement will terminate upon:

(i) Expiration of the Term based solely on the Company’s election not to renew the Term under Section 2 of this Agreement;

(ii) Employee’s actual receipt of notification by the Company that Employee’s employment has been terminated;

(iii) Employee’s resignation;

(iv) Employee’s Disability; or

(v) Employee’s death.

(b) Termination Date. The date upon which Employee’s termination of employment with the Company occurs shall be the “Termination Date.” For purposes of Section 9 of this Agreement only, with respect to the timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder.

(c) Resignation as Officer and/or Director. Upon termination of Employee’s employment with the Company for any reason, Employee shall resign from all positions held as officer or director of the Company or its Affiliates effective as of the Termination Date, and his fiduciary duties with respect to each such position shall end also.

(d) Salary and Benefits. Upon termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive Employee’s then current Base Salary that has been earned through the Termination Date, reimbursement of business expenses and unused vacation as provided in Section 4 and any vested rights of Employee under any equity plans or agreements (including stock options, restricted stock, restricted stock units, and any other equity agreements and retirement plans) to the extent provided for in accordance with the terms thereof.

(e) Shares, Options, Warrants and Equivalents. Upon termination of Employee’s employment, all vested shares, options, warrants or share equivalents shall be retained by Employee. Subject to the terms of the applicable award agreement, Employee will have one (1) year from the Termination Date to exercise any vested options,: provided, however, that in no event shall options be exercisable beyond their original term. Notwithstanding the foregoing, all outstanding unvested equity awards, shall be forfeited immediately upon a termination for Cause.

(f) Notice of Voluntary Resignation. In the event Employee wishes to resign his employment, he shall provide the Company a minimum of sixty (60) days’ notice in writing. The Company may waive such notice in whole or in part by paying Employee’s Base Salary and continuing his benefits and perquisites to the effective date of resignation.

9. Payments upon Termination of Employment.

(a) Severance. If the Company terminates Employee’s employment without Cause, if Employee resigns with Good Reason, or if the Company provides notice not to renew the Term of Employee’s employment under Section 2, the Company will pay Employee:

(i) Fifteen (15) months of Base Salary plus target bonus with one (1) additional month for every full year of service up to a maximum of eighteen (18) months;

(ii) Employee’s COBRA health care premiums for a period of up to 15 (15) months following the termination date with one (1) additional month for every year of service up to a maximum of eighteen (18) months; and

(iii) all unvested equities, including but not limited to restricted stock, stock options, restricted stock units, and any other equities, shall immediately vest prior to termination: provided, however, that any equity awards that vest relative to performance shall vest in accordance with the applicable award agreement.

In the event of a termination described in Section 9(a) within two months prior or twenty four (24) months following a Change in Control of the Company, the Company will pay Employee: (i) two (2) years of Base Salary plus target bonus; (ii) Employee’s COBRA health care premiums for a period of eighteen (18) months following termination; and (iii) all unvested equities, including but not limited to restricted stock, stock options, warrants, and any other equities, shall immediately vest prior to termination: provided , however, that any equity awards that vest relative to performance shall vest in accordance with the applicable award agreement.

(b) Payment of Severance. Cash severance paid pursuant to Section 9(a) will be paid to Employee in equal installments in accordance with the Company’s regular payroll schedule, less all legally required and authorized deductions and withholdings; and stock, stock options, restricted stock units, and any other equities, shall vest immediately pursuant to Section 9(a), in each case commencing on the first normal payroll date of the Company following the expiration of the applicable rescission periods provided by law applicable to the release specified in Section 9(j) below and continuing for the applicable period thereafter.

(c) Payment of COBRA. If Employee timely elects COBRA coverage at the time of his/her termination of employment, the subsidized COBRA premium payments will continue for the number of months described in Section 9(a), unless Employee becomes covered under other group health insurance, in which case the COBRA coverage shall terminate at the end of the month in which Employee’s other coverage begins. The value of the subsidized COBRA premium shall be treated as taxable compensation to Employee.

(d) No Severance. If Employee’s employment with the Company is terminated by reason of:

(i) Employee’s resignation without Good Reason;

(ii) Termination of Employee’s employment by the Company for Cause;

(iii) Employee’s Disability; or

(iv) Employee’s death;

then the Company will pay to Employee, Employee’s beneficiary, or Employee’s estate, as the case may be, only Employee’s then current Base Salary that has been earned by Employee through the Termination Date and the additional amounts specified in Section 8(d).

There shall be no termination of Employee by the Company for Cause without Employee first being given actual written notice of the basis for termination for Cause, a 30-day period to cure any items identified in the written notice, and an opportunity to be heard by the Board of Directors of the Company to determine whether a preponderance of evidence supports a finding of Cause by the Board of Directors.

(e) “Cause” means:

(i) Any material breach by Employee of this Agreement, excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice thereof given by the Company;

(ii) Unlawful gross misconduct that is willful and deliberate on Employee’s part and that, , is materially injurious to the Company;

(iii) the conviction of Employee in any jurisdiction for (or pleading of no contest to or nolo contendere to) any crime that constitutes a felony;

(iv) failure or refusal to attempt to follow the lawful written directions of the Board of Directors, excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice of a failure to follow such directions is delivered to Employee;

(v) material nonfeasance with regard to Employee’s duties, including but not limited to the duties set forth in 3(b), excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice thereof given by the Company;

(vi) willful and deliberate breach by Employee of Employee’s fiduciary obligations as an officer or director of the Company or any of its Affiliates; or

(vii) the commission of any act or, acts of dishonesty, theft, destruction of property, fraud, or embezzlement, undertaken by the Employee and intended to result in substantial gain or substantial personal enrichment of Employee and that is materially injurious to the Company, whether financially, reputationally, or otherwise.

(f) “Good Reason” means, so long as Employee has not committed conduct giving rise to the Company’s right to terminate for Cause, the occurrence of any of the following without Employee’s consent:

(i) a material diminution in Employee’s authority, duties, responsibilities, Base Salary, or target bonus opportunity;

(ii) any other action or inaction that constitutes a material breach by the Company of this Agreement, except where there is a general reduction applicable to the management team generally; or

Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless (a) Employee gives the Company written notice within 90 days after the initial occurrence of an event that Employee believes constitutes Good Reason and describes in such notice the details of such event; (b) the Company thereafter fails to cure any such event within 30 days after receipt of such notice; and (c) Employee’s Termination Date as a result of such event occurs within 120 days after the initial occurrence of such event.

(g) “Disability” hereunder shall be construed in compliance with all applicable laws and generally means the inability of Employee to perform the essential duties and responsibilities of Employee’s employment with the Company by reason of Employee’s illness or other physical or mental impairment or condition even with reasonable accommodations of such disability or impairment provided by the Company.

(h) “Change in Control” shall mean any of the following:

(i) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes); or

(ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(iii) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions; or

(i) Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 8 and 9, and the Company shall have no other obligation to Employee or to Employee’s beneficiaries or Employee’s estate, except as otherwise provided by law, under the terms of any employee benefit plans or programs then maintained by the Company or any of its Affiliates in which Employee participates and reimbursement of business expenses as provided in Section 4(g).

(j) Requirements to Receive Severance. Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make any payments under Section 9 hereof unless: (i) Employee signs a release of claims in favor of the Company and its Affiliates substantially in a form to be prescribed by the Board and all applicable consideration and rescission periods provided by law have expired; and (ii) Employee is in material compliance with the terms of this Agreement and any other agreements with the Company that survive the termination of Employee’s employment.

10. Directors and Officers. If Employee is an officer or director at the relevant time, Employee agrees that upon termination or expiration of his employment with the Company he will tender his resignation from any position he may hold as an officer or Board Member of the Company or any of its affiliated or related companies. Following the execution of this Agreement by the Parties, the Company shall undertake reasonable efforts to acquire and maintain such directors’ and officers’ liability insurance on commercially reasonable terms for the benefit of Employee in accordance with corporate policies and as generally provided to the Directors of the Company.

11. Indemnification. See Schedule 2 “Indemnification Agreement”.

12. Return of Records and Property. Upon termination of Employee’s employment with the Company or at any time upon the Company’s request, Employee shall promptly deliver to the Company any and all of the Company’s and its Affiliates’ records and any and all of the Company’s and its Affiliates’ property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, automobiles, personal computers, telephones, and other electronic equipment belonging to the Company or its Affiliates.

13. Non-Disparagement. Employee will not, at any time during or after Employee’s employment with the Company, disparage, defame, or denigrate the reputation, character, image, or services of the Company, or of any of its Affiliates, or any of its or their directors, officers, stockholders, members, employees, or agents. Likewise, the Company will not, at any time during or after Employee’s employment with the Company, disparage, defame, or denigrate the reputation, character, image or services of Employee. The Parties agree that nothing in this provision or Agreement is intended to prevent Employee from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency or from participating in an investigation conducted by a governmental agency.

14. Remedies. Employee acknowledges that monetary damages alone will not adequately compensate the Company for the harm caused by any breach by Employee of the provisions of Sections 5, 6, 7, 10 11, or 12 hereof, or breach by the Company of the provisions of Section 12. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Nothing in this sub-paragraph shall be construed to limit or prevent the Company from recovering any monetary damages it can prove as a result of Employee’s breach of Sections 5, 6, 7, 10, 11, or 12 hereof, or Employee from recovering any monetary damages he can prove as a result of the Company’s breach of Section 12 hereof.

15. Arbitration. Except as otherwise provided in this Agreement, any dispute or controversy between the Parties in relation to this Agreement, with the exception of the Company’s right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5, 6, 7, 10, 11, or 12 by Employee or Employee’s right to seek injunctive or equitable relief for any actual or threatened breach of Section 12, shall be submitted to final and binding arbitration in accordance with this section and pursuant to the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. The arbitration shall be conducted in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) and shall proceed in the City and County of Denver in the State of Colorado before an arbitrator who is licensed in good standing to practice law in Colorado and has at least ten (10) years of prior demonstrable experience in Colorado in the area of employment law (“the Arbitrator”). In the event the parties cannot agree on an arbitrator, the preferred arbitrators of each party will select an arbitrator to hear the dispute within seven (7) business days of receipt of notice by either or both Parties that they were unable to agree on an arbitrator. The Arbitrator(s) shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of, and the arbitrability of any dispute relating to or arising from, this Agreement, with the exception of the Company’s right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5, 6, 7, 10, 11, or 12 by Employee or Employee’s right to seek injunctive or equitable relief for any actual or threatened breach of Section 12. The Arbitrator(s) shall have all powers as set forth in the FAA and such other powers as are authorized in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The award and determination of the Arbitrator(s) shall be binding upon the Parties and their respective heirs, executors, administrators and assigns.

16. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than those of the State of Colorado.

(b) Jurisdiction and Venue. For all matters not subject to resolution by Arbitration pursuant to Section 14 hereof, Employee and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and any action involving claims of a breach of this Agreement shall be brought in such courts. Each Party consents to personal jurisdiction over such Party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in any state or federal court in Denver, Colorado.

(c) Fees and Costs. Subject to Section 14, in any action relating to or arising from this Agreement, or involving its application, the Party substantially prevailing shall recover from the other Party the expenses incurred by the prevailing Party in the action, including costs and reasonable attorneys’ fees. In the event of an arbitration pursuant to Section 14, the Company shall pay all fees and expenses of the Arbitrator(s).

(d) Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement of the Parties relating to Employee’s employment with the Company and supersede all prior agreements and understandings with respect to such subject matter and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the documents referred to above.

(e) No Violation of Other Agreements or Obligations. Employee hereby represents and agrees that neither: (i) Employee’s entering into this Agreement, nor (ii) Employee’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Employee is a Party or by which Employee is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to his employment with the Company. Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

(f) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.

(g) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h) Assignment. Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement. The Company may assign its rights or delegate its obligations under this Agreement without the consent of Employee.

(i) Affiliated Entities. As used in this Agreement, the term “Affiliate” means, with respect to any person or entity, any person or entity controlling, controlled by, or under common control with such person or entity, and, in the case of an individual, means his or her spouse, siblings, ascendants and descendants, and, with respect to the Company’s Business, includes, without limitation, each person or entity which controls the Company, is controlled by the Company, or is under common control with the Company. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract or otherwise.

(j) Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one (1) business day after notice is sent by reliable overnight courier, or three (3) business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Employee or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other Party.

(k) Taxes. The Company may deduct from any payments made and benefits provided to Employee hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law. Employee shall be liable and responsible for all of Employee’s tax obligations applicable to the compensation and benefits provided to Employee under this Agreement.

(l) Internal Revenue Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation and otherwise subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such Payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. To the extent such in-kind benefit is subject to Section 409A of the Code, the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses) and such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each Payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

(m) Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the “Net Best Amount.” The “Net Best Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Net Best Amount, reduction shall occur in the manner that results in the greatest economic benefit to Employee. If more than one method of reduction will result in the same economic benefit, Employee can choose which Payments to reduce, including the option to reduce Payments pro-rata.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes shall perform the foregoing calculations prior to the date of the Change in Control. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall hire a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

(n) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(o) Severability. In the event there is litigation involving this Agreement and a court of competent jurisdiction concludes that one or more provisions are invalid or unenforceable for whatever reason, the court shall have the authority to modify such provision(s) to make said provision(s) enforceable, if possible, within the bounds of the Parties’ original intent. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the remainder of the Agreement, which shall be construed in all respects as if any invalid or unenforceable provision was omitted. Further, the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the other provisions.

(p) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

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NEW AGE BEVERAGES CORPORATION:		BRENT D. WILLIS:

By:	/s/ Greg Fea	/s/ Brent D. Willis
Name:	Greg Fea	Date:	May 8, 2020
Title:	Chairman
Date:	May 8, 2020

Schedule 1

None

Schedule 2

Indemnification Agreement

Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is dated as of [March 14, 2018] (the “Effective Date”), and is between New Age Beverages Corporation, a Washington corporation (the “Company”), and Brent Willils (“Indemnitee”).

RECITALS:

A. Indemnitee’s service to the Company substantially benefits the Company.

B. Individuals may be reluctant to serve as directors or officers of corporations or in certain other capacities unless they are provided with adequate assurance of protection through insurance or indemnification against the risks of claims and actions against them arising out of such service.

C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and any insurance as adequate under the present circumstances, and Indemnitee may not be willing to serve as a director or officer without additional protection.

D. In order to induce Indemnitee to continue to provide services to the Company, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee as permitted by applicable law.

E. This Agreement is a supplement to and in furtherance of the indemnification provided in the Company’s articles of incorporation, bylaws and applicable law, and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.

The parties therefore agree as follows:

1. Definitions.

(a) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the foregoing shall not include any Person having such status prior to the consummation of the initial public offering of the Company’s securities unless after the initial public offering such Person is or becomes the Beneficial Owner, directly or indirectly, of additional securities of the Company representing in the aggregate an additional five percent (5%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board Composition. During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(a)(i), 1(a)(iii) or 1(a)(iv)) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then-still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company’s Board of Directors;

(iii) Corporate Transactions. A merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or surviving entity) [more than 50%] of the combined voting power of the voting securities of the surviving entity consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

(v) Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 1(a), the following terms shall have the following meanings:

(1) “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that “ Person ” shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(2) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “ Beneficial Owner ” shall exclude any Person otherwise becoming a Beneficial Owner by reason of (i) the stockholders of the Company approving a merger of the Company with another entity or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.

(3) “Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of the Company or any other Enterprise.

(4) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(5) “Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary.

(6) “Expenses” include all direct and indirect costs of any type or nature whatsoever, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses actually and reasonably, and of the types customarily, incurred by Indemnitee, or on his or her behalf, in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, or other appeal bond or their equivalent, (ii) any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement and (iii) for purposes of Section 12(d), Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(7) “Independent Counsel” means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither currently is, as of the time the request for indemnification is made nor in the previous five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “ Independent Counsel ” shall not include any person who, under the applicable standards of professional conduct then-prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(8) “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or proceeding, preliminary, information or formal, of any type whatsoever, or claim, demand, action issue or matter therein, whether brought in the right of the Company, a Subsidiary or otherwise, and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, and including without limitation any such Proceeding pending as of the Effective Date, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company or of a Subsidiary, or (ii) the fact or assertion that he or she is or was serving at the request of the Company or of a Subsidiary as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of the Company, a Subsidiary or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

(9) “Subsidiary” means any entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company.

(10) Reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); references to “ serving at the request of the Company ” shall include any service as a director, officer, employee or agent of the Company or of a Subsidiary which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, including as a deemed fiduciary thereto; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “ not opposed to the best interests of the Company ” as referred to in this Agreement.

2. Indemnity in Third-Party Proceedings.

The Company shall indemnify Indemnitee in accordance with the provisions of this Section 2 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 2, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement in connection with such Proceeding, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

3. Indemnity in Proceedings by or in the Right of the Company.

The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses in connection with such Proceeding, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the Washington District Courts shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Washington State District Courts shall deem proper.

4. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

To the extent that Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses in connection therewith. To the extent permitted by applicable law, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, in defense of one or more but fewer than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter related to any such successfully resolved claim, issue or matter. For purposes of this Section 4, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or settlement, with or without court approval, shall be deemed to be a successful result as to such claim, issue or matter.

5. Indemnification for Expenses of a Witness.

To the extent that Indemnitee is, by reason of his or her Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the extent permitted by applicable law against all Expenses in connection therewith.

6. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 2, 3 or 4, above, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement in connection with the Proceeding.

(b) For purposes of Section 6(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to: (i) the fullest extent permitted by the provision of the Washington Statutes that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the Washington Statutes; and (ii) the fullest extent authorized or permitted by any amendments to or replacements of the Washington Statutes adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

7. Exclusions.

Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity or provide any benefit to Indemnitee under this Agreement or otherwise, in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid[, subject to any subrogation rights set forth in Section 15];

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act ”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by Indemnitee and not by way of defense, including against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company’s board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized in Section 12(d), (iv) brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, or (v) otherwise required by applicable law or the Company’s bylaws; or (e) if prohibited by applicable law as determined in a final adjudication not subject to further appeal.

8. Advances of Expenses.

The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding prior to its final resolution, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by the Company of a written statement or statements requesting such advances from time to time (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice).

Reimbursements hereunder shall be deemed advances, and advances shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances or subject to the satisfaction of any standard of conduct. Indemnitee hereby undertakes to repay any such advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 8 shall not apply to prevent reimbursement to the extent advancement is prohibited by law, as determined in a final adjudication not subject to further appeal, or with respect to Proceeding for which indemnity is not permitted under this Agreement, but shall apply to any Proceeding referenced in Section 7(b) or 7(c) prior to a determination that Indemnitee is not entitled to be indemnified by the Company. The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement.

9. Procedures for Notification and Defense of Claim.

(a) Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of notice thereof. The written notification to the Company shall include, in reasonable detail, a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights, except to the extent that such failure or delay materially prejudices the Company.

(b) If, at the time of the receipt of a written notice of a Proceeding pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of the Proceeding to such insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all commercially-reasonable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Notwithstanding the Company’s assumption of the defense of any such Proceeding, the Company shall be obligated to pay the fees and expenses of Indemnitee’s separate counsel to the extent (i) the employment of separate counsel by Indemnitee is authorized by the Company, (ii) counsel for the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, such that Indemnitee needs to be separately represented, (iii) the fees and expenses are non-duplicative and reasonably incurred in connection with Indemnitee’s role in the Proceeding despite the Company’s assumption of the defense, (iv) the Company is not financially or legally able to perform its indemnification obligations, or (v) the Company shall not have retained, or shall not continue to retain, such counsel to defend such Proceeding. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

(d) Indemnitee shall give the Company such information and cooperation in connection with the Proceeding as may be reasonably appropriate.

(e) The Company shall not be liable to indemnify Indemnitee for any settlement of any Proceeding (or any part thereof) without the Company’s prior written consent, which shall not be unreasonably withheld.

(f) The Company shall not settle any Proceeding (or any part thereof) with respect to Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld. Indemnitee (including the Company) without the consent of Indemnitee.

(g) The Company shall have the right to settle any Proceeding (or any part thereof) with respect to persons other than on its own behalf, settle any part of any Proceeding to which Indemnitee is party with respect to other parties (including the Company) without the written consent of Indemnitee if any portion of such settlement is to be funded from insurance proceeds unless approved by (1) the written consent of Indemnitee or (2) a majority of the independent members of the Company’s board of directors; provided, further, that the right to constrain the Company’s use of corporate insurance as described in this section shall terminate at the time the Company concludes (per the terms of this Agreement) that (i) Indemnitee is not entitled to indemnification pursuant to this agreement, or (ii) such indemnification obligation to Indemnitee has been fully discharged by the Company.

(h) The Company shall promptly notify Indemnitee once the Company has received an offer or intends to make an offer to settle any such Proceeding (or any part thereof) and the Company shall provide Indemnitee as much time as reasonably practicable to consider such offer prior to responding to the offer or making the offer to settle any such Proceeding (or part thereof).

(i) If the Indemnitee is the subject of or is implicated in any way during an investigation, whether formal or informal, the Company will use commercially reasonable efforts to notify Indemnitee of such investigation and shall share with Indemnitee any information it has furnished to any third parties concerning the investigation, unless the Company in good faith makes a judgment that it would be inappropriate to do so under the circumstances, including with respect to the nature, integrity or progress of the investigation or as would be in violation of a governmental order or directive and, provided, however, that if Indemnitee was never a director of the Company, the rights described in this section 9(i) shall terminate when Indemnitee is no longer an employee of the Company.

10. Procedures upon Application for Indemnification.

(a) To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. The Company shall, as soon as reasonably practicable after receipt of such a request for indemnification, advise the board of directors that Indemnitee has requested indemnification. Any delay in providing the request will not relieve the Company from its obligations under this Agreement, except to the extent such failure is prejudicial.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (C) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee, or (D) if so directed by the Company’s board of directors, by the stockholders of the Company.

If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(b), the Independent Counsel shall be selected as provided in this Section 10(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company’s board of directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change that such selection be made by the Company’s board of directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided , however , that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel,” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.

Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof and (ii) the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 10(b), above.

Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a), below, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then-prevailing).

(d) The Company agrees to pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(e) Notwithstanding a final determination by any reviewing party identified in Section 10(b) above that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the District Courts, for the purpose of enforcing Indemnitee’s right to indemnification pursuant to the provisions of this Agreement, the Company’s articles of incorporation or Bylaws.

11. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by applicable law, presume that Indemnitee is entitled to indemnification if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proof to overcome that presumption in connection with the making by such person, persons or entity of any determination contrary to that presumption.

(b) The termination of any Proceeding, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement or as required by applicable law) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(c) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith or not to have acted in bad faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or its board of directors, or counsel selected by any committee of the board of directors, or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Enterprise or its board of directors or any committee of the board of directors (including consultants or advisors formally engaged by the board or committee). The provisions of this Section 11(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d) Neither the knowledge, actions nor failure to act of the Enterprise or any other director, officer, agent or employee of the Enterprise shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12. Remedies of Indemnitee.

(a) Subject to Section 12(e), in the event that (i) a determination is made pursuant to Section 10, above, that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8, above, or 12(d), below, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10, above, within 90 days after the later of the receipt by the Company of the request for indemnification or the final disposition of the Proceeding, (iv) payment of indemnification pursuant to this Agreement is not made (A) within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to Sections 4 or 5, above, and 12(d), below, within 30 days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses.

Alternatively, Indemnitee, at his or her option, may seek an award in arbitration with respect to his or her entitlement to such indemnification or advancement of Expenses, to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his or her rights under Section 4, above. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration in accordance with this Agreement.

(b) Neither (i) the failure of the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders to have made a determination that indemnification of Indemnitee is proper in the Circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders that Indemnitee has not met the applicable standard of conduct, may be asserted or offered into evidence as a defense to the action or to create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) To the fullest extent not prohibited by applicable law, the Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 10, above, that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) To the extent not prohibited by applicable law the Company shall indemnify Indemnitee against all Expenses that are incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company extent Indemnitee is successful in such action, and, if requested by Indemnitee, the Company shall (as soon as reasonably under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company to the practicable, but in any event no later than 60 days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, subject to the provisions of Section 8, above.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of the Proceeding.

13. Contribution.

To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amounts incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such events and transactions.

14. Non-exclusivity; No Limitation on Indemnity Rights.

The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of, or in any manner limit, any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s articles of incorporation or bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in Washington law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s articles of incorporation and bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15. No Duplication of Payments.

The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment for such amounts under any insurance policy, contract, agreement or otherwise. Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Company.

16. Insurance.

To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company or any other Enterprise, Indemnitee shall be covered by such policy or policies to the same extent as the most favorably insured persons under such policy or policies in a comparable position. In the event of a Change in Control, or the Company becoming insolvent (including being placed into receivership or entering the federal bankruptcy process and the like), the Company shall maintain in force any and all insurance policies then maintained by the Company in respect of Indemnitee (including directors’ and officers’ liability, fiduciary, employment practices or otherwise), for a period of six years thereafter (“Tail Policy”). The Tail Policy shall be placed by the broker of the Company’s choice with incumbent insurance carriers using the policies that were in place at the time of the Change in Control (unless the incumbent carriers do not offer such policies, in which case the Tail Policy shall be substantially comparable in scope and amount as the expiring policies.

17. Services to the Company.

Indemnitee agrees to serve as a director or officer of the Company or, at the request of the Company, as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of another Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is removed from such position. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries or any Enterprise) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), any existing formal severance policies adopted by the Company’s board of directors or, with respect to service as a director or officer of the Company, the Company’s articles of incorporation or bylaws. No such document shall be subject to any oral modification thereof.

18. Duration.

This Agreement shall commence as of the Effective Date and continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or a Subsidiary, or as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of any other Enterprise, as applicable, or (b) one (1) year after the final termination of any Proceeding, including any appeal, then-pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 12, above, relating thereto. For the avoidance of doubt, this Agreement shall provide for rights of indemnification and advancement of Expenses as set forth herein regardless of whether such events or occurrences occurred before or after the Effective Date.

19. Successors.

This Agreement shall be binding upon the Company and its successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

20. Severability.

Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order or other applicable law, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

21. Enforcement.

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled.

The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of a bond or undertaking.

22. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof, including any other indemnification agreement between the parties hereto; provided , however , that this Agreement is a supplement to and in furtherance of the Company’s obligations to Indemnitee, as provided by its articles of incorporation and bylaws, and by applicable law.

23. Modification and Waiver.

No supplement, modification or amendment to this Agreement shall be binding unless and only to the extent executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement shall adversely affect any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision of this Agreement nor shall any waiver constitute a continuing waiver.

24. Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Indemnitee, to Indemnitee’s address, facsimile number or electronic mail address as shown on the signature page of this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or

(b) if to the Company, to the attention of the General Counsel of the Company at 1700 East 68th Avenue, Denver, Colorado 80229, or at such other current address as the Company shall have furnished to Indemnitee. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly- maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

25. Applicable Law and Consent to Jurisdiction.

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 12(a), above, or by the Company or Indemnitee pursuant to a written agreement between the Company and Indemnitee providing for such, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Washington State District Courts, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Washington State District Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the Washington State District Courts, as its agent in the State of Washington as such party’s agent for acceptance of legal process in connection personally within the State of Washington, (iv) waive any objection to the laying of venue of any such action or proceeding in with any such action or proceeding against such party with the same legal force and validity as if served upon such party the Washington State District Courts, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Washington State a District Courts has been brought in an improper or inconvenient forum.

26. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

27. Captions.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.

NEW AGE BEVERAGES CORPORATION		Indemnitee:

By:	/s/ Neil Fallon	By:	/s/ Brent Willis
Neil Fallon
Executive Chairman

	July 10, 2018		July 10, 2018